Exhibit 10.9.5

Sirius International Insurance Group, Ltd.
2018 Omnibus Incentive Plan

Special Restricted Share Unit Award Notice
Holder: [•]
You have been awarded Restricted Share Units (the “Award”) with respect to Common Shares of Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), pursuant to the terms and conditions of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”) and the Special Restricted Share Unit Award Agreement (together with this Award Notice, the “Agreement”). The Special Restricted Share Unit Award Agreement and the Plan are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan.
This Agreement shall be null and void unless you agree to be bound by and accept this Agreement on or before July 31, 2020 by clicking the accept radio button in the Company’s share administration tool, Shareworks by Morgan Stanley.

Grant Date:	July XX, 2020
Restricted Share Units:	You have been awarded a restricted share unit award with respect to [•] Common Shares (the “Restricted Share Units”), subject to adjustment as provided in the Plan.
Vesting Schedule:
Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Affiliates, the Restricted Share Units shall vest in two equal installments on each of January 1, 2023 and January 1, 2024 (each such date, a “Vesting Date”), provided that you satisfy the employment vesting conditions set forth in the Special Restricted Share Unit Award Agreement.

Form of Settlement
The Award shall be settled in the form of a cash payment in an amount equal to the book value per share of the Common Shares, calculated as of the end of the calendar quarter immediately preceding the applicable Vesting Date that otherwise would be issued to you pursuant to Section 4 of the Agreement; provided, however, that in the event of a Change in Control pursuant to which the Award is substituted, assumed or continued by the surviving or acquiring corporation, or a parent corporation thereof, in accordance with Section 3.3(b) of the Agreement and Section 5.8 of the Plan, such substituted, assumed or continued award may be settled in common shares of acquiring or successor corporation or the ultimate parent corporation thereof, as determined by the Committee.

Acknowledgment of Cancellation
You have been provided a separate disclosure regarding the cancellation of your 2018 Performance Award, the terms of which you have reviewed and consented to. You further acknowledge the Award is consideration for such cancellation and in full satisfaction thereof such that you have no outstanding or further rights with respect thereto. It is an express condition to your receipt of the Award that you acknowledge and agree to the terms set forth in the preceding sentences and, by accepting the Award, you do so acknowledge and agree.

                            Sirius International Insurance Group, Ltd.

By:    ______________
Name:
Title:

Acknowledgment, Acceptance and Agreement:
By accepting this grant, I hereby accept the Award and acknowledge and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.
[•]
__________________________________        Date [•]

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.
2018 OMNIBUS INCENTIVE PLAN

SPECIAL RESTRICTED SHARE UNIT AWARD AGREEMENT
Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), hereby grants to the individual (the “Holder”) named in the Award Notice attached hereto (the “Award Notice”) as of the grant date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”), a Restricted Share Unit Award (the “Award”) with respect to the number of Common Shares set forth in the Award Notice, subject to the restrictions, terms and conditions set forth in the Plan and this agreement (this “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Award Notice or the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by clicking the accept radio button in the Company’s share administration tool, Shareworks by Morgan Stanley. In addition, the vesting provision of Section 3.2(b) – (c) and Section 3.3 hereof shall be subject to and conditioned on the Holder having executed previously and returned an original copy of the Restrictive Covenant Agreement previously provided to the Holder (the “Restrictive Covenant Agreement”).

2.Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to any Common Shares that are granted by this Award unless and until the Common Shares become vested pursuant to Section 3 and the Holder becomes the shareholder of record with respect to such Common Shares. As of each date on which the Company pays a cash dividend to record owners of Common Shares (a “Dividend Date”), the number of Common Shares subject to the Award shall increase by (i) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per Common Share by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a Common Share on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3.Restriction Period and Vesting.

3.1. Service-Based Vesting Conditions. Subject to the remainder of this Section 3, the Award shall vest pursuant to the terms of this Agreement, the Plan and the Award Notice, provided that that the Holder remains in continuous employment with the Company during the period beginning on the Grant Date and ending on the applicable Vesting Date, each as set forth in the Award Notice (the “Restriction Period”). Notwithstanding the foregoing, the vesting provisions of Section 3.2(b) – (c) and Section 3.3. hereof shall lapse and any rights thereof shall be forfeited in its entirety if the Holder breaches any Restrictive Covenant Agreement then in effect prior to the date on which the Award is settled.

3.2. Termination of Employment.

(a)    Termination for any Reason if Holder has not Executed the Restrictive Covenant Agreement. If the Holder has not executed the Restrictive Covenant Agreement prior to the date hereof, and the Holder’s employment with the Company is terminated prior to a Vesting Date by the Company or the Holder for any reason, then the unvested portion of the Award shall be immediately forfeited by the Holder and cancelled by the Company.

(b)    Termination Without Cause, for Good Reason or Due to Death or Disability if Holder has executed the Restrictive Covenant Agreement. If the Holder has executed the Restrictive Covenant Agreement prior to the date hereof, then, except as provided under Section 3.3, if the Holder’s employment with the Company is terminated prior to a Vesting Date (i) by the Company without Cause (including due to the Holder’s Disability), (ii) by the Holder for Good Reason or (iii) due to the Holder’s death, then any unvested portion of the Award shall become fully vested as of the date of such termination.

(c)    Termination for Cause or Voluntary Resignation. If the Holder’s employment with the Company is terminated prior to the end of the Restriction Period (i) by the Company for Cause or (ii) by the Holder for any reason other than Good Reason, then the unvested portion of the Award shall be immediately forfeited by the Holder and cancelled by the Company.

3.3. Change in Control. If the Holder has executed the Restrictive Covenant Agreement prior to the date hereof, then, upon a Change in Control, the Committee, as constituted prior to the Change in Control, may treat this award in any manner authorized by the Plan, subject to the following:

(a)    Settlement of Award Not Properly Substituted or Assumed. In the event of a Change in Control pursuant to which the Award is outstanding and not effectively substituted, assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee (as constituted prior to such Change in Control), with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest as of the date of the Change in Control. Any portion of the Award subject to this Section 3.3(a) shall be settled in cash within 60 days following the Change in Control.

(b)    Settlement of Award Properly Substituted or Assumed. In the event of a Change in Control pursuant to which the Award is outstanding and is effectively substituted, assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee (as constituted prior to such Change in Control), with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), then any such substituted or continued Award shall provide that if the Company terminates the Holder’s employment without Cause (including due to Disability), the Holder resigns for Good Reason or the Holder’s employment terminates due to death, in any case, within 24 months following such Change in Control (and prior to a Vesting Date) and the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 45 days after the date of such termination, the Award shall become fully vested as of the date of such termination. Any portion of the Award subject to this Section 3.3(b) shall be settled in cash or publicly traded equity securities within 60 days following the termination of employment. If, following a Change in Control, the Holder experiences a termination of employment prior to a Vesting Date other than as set forth in this Section 3.3(b), the Award shall be immediately forfeited by the Holder and cancelled by the Company.

3.4.    Definitions.

(a)    Cause. For purposes of this Award, “Cause” shall have the meaning set forth in any then applicable employment or other similar written agreement (including such similar term or concept, as determined by the Committee) between the Holder and the Company or an Affiliate. If there is no such written agreement or if such agreement does not define Cause, then Cause shall mean (i) a material and continued failure of the Holder to perform the Holder’s duties, other than due to death or Disability, which failure has continued for more than 30 days following written notice of such nonperformance from the Company; (ii) conviction of or pleading guilty or no contest to an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company or any Affiliate thereof; (iii) a material breach of the Restrictive Covenant Agreement; (iv) commission of a felony, including a plea of guilty or nolo contendere, or an indictment or written admission thereof; (v) gross negligence or willful misconduct in the performance by the Holder of his duties that is reasonably likely to have an adverse effect on the business or reputation of the Company or its Affiliates; or (vi) the Holder’s material violation of the material written policies of the Company (e.g., sexual harassment, data protection policy, etc.). For the avoidance of doubt, the definition of Cause as well as the consequences of termination for Cause as set out in the Plan, the Agreement and the Award Notice shall apply regardless of whether such termination of employment may be justified under any applicable employment protection legislation, and regardless of whether such termination may be challenged by the Holder, and regardless of whether such termination is invalidated by verdict or a court order.

(b)    Disability. For purposes of this Award, “Disability” shall mean, with respect to any U.S. Holder, such Holder becoming disabled under one of the Company’s long-term disability plans or becoming eligible for benefits from the Social Security Administration. For all non-U.S. Holders, Disability shall mean the Holder is incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders such Holder mentally or physically incapable of performing the material duties and services required of the Holder in the Holder’s position with the Company on a full-time basis during such period.

(c)    Good Reason. For purposes of this Award, “Good Reason” shall mean the Holder has complied with the Good Reason Process (as defined below) following the occurrence of any of the following conditions (without the Holder’s written consent or waiver): (i) a material diminution in the Holder’s responsibilities, authority or duties, unless such diminution is in connection with a Cause event; provided, that, following a Change in Control, Good Reason shall not be deemed to have occurred under this clause (i) by reason of (1) a change in the Holder’s title in connection with the combination of the business of the Company and the business of an acquirer in connection with a Change in Control transaction (a “Combination”), (2) a change in the reporting responsibilities of the Holder (including both individuals who report to the Holder as well as individuals to whom the Holder report) in connection with a Combination, or (3) a change in the budget and budgeting responsibilities of the Holder or the Holder’s line of business in connection with a Combination, in each case so long as the day-to-day job responsibilities of the Holder after the closing of the Combination are substantially similar when measured against the day-to-day job responsibilities of the Holder before the closing of the Combination; (ii) a diminution in the

Holder’s annual base salary or target annual bonus opportunity; (iii) during the 24-month period following a Change in Control, a material diminution in the regular target annual long term incentive opportunity or the annual target long-term incentive award subsequently granted to the Holder in an amount less than the regular target opportunity, but in all cases disregarding the equity awards granted in connection with the Company’s going-public transaction in 2018 and other special cash or equity awards; (iv) a material change in the geographic location at which the Holder provides services to the Company; or (v) a material breach of any employment or other material agreement between the Company or one of its Affiliates and the Holder. For purposes of this Award, “Good Reason Process” shall mean that (i) the Holder reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Holder notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the Holder having actual or constructive knowledge of the occurrence of such condition; (iii) the Holder cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Holder terminates Holder’s Employment at least 10 days, but no more than 60 days, after the end of the Cure Period. For the avoidance of doubt, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.Issuance or Delivery of Shares. Except as otherwise provided for herein, the Company shall issue any shares that have become vested pursuant to this Award within 60 days after such shares become vested. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7. Prior to the issuance to the Holder of Common Shares subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such Common Shares, and will have the status of a general unsecured creditor of the Company.

5.Clawback of Proceeds.

5.1.    Clawback of Proceeds. This award is subject to the clawback provisions in Section 5.14 of the Plan.

5.2.    Right of Setoff. The Holder agrees that by accepting the Award the Holder authorizes the Company and its Affiliates to deduct any amount or amounts owed by the Holder pursuant to this Section 5 from any amounts payable by or on behalf of the Company or any affiliate to the Holder, including, without limitation, any amount payable to the Holder as salary, wages, vacation pay, bonus or the vesting or settlement of the Award or any share-based award. This right of setoff shall not be an exclusive remedy and the Company’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Holder shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Holder or any other remedy.

6.Transfer Restrictions and Investment Representation.

6.1. Nontransferability of Award. The Award shall not be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, the Award may be exercised or settled during the Holder’s lifetime only by the Holder or the Holder’s legal representative or similar person. Except as permitted by the second preceding sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, such Award and all rights hereunder shall immediately become null and void. All transfer restrictions provided for in this Section 6.1, shall lapse when the Common Shares are issued or delivered to the Holder.

6.2.     Investment Representation. The Holder hereby covenants that (a) any sale of any Common Share acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

7.    Additional Terms and Conditions of Award.

7.1.    Survival of Other Severance Benefits and Non-Duplication. If the Holder has executed the Restrictive Covenant Agreement prior to the date hereof, then, the severance benefits provided under Section 3.2 and Section 3.3 (the “Severance Benefits”) are not meant to replace or supersede any similar severance benefits provided under the Sirius Group Severance and Change in Control Plan or any employment agreement, arrangement or award agreement or any other similar contractual arrangement (“Other Severance Benefits”) and the Severance Benefits provided under this Agreement are not intended to result in any duplicative benefits to the Holder and this Agreement shall be administered accordingly. For the avoidance of doubt, this Section 7.1 is not meant to impinge or interfere with the Company’s ability to require the Holder to follow or adhere to any steps or requirements under this Agreement or Other Severance Benefits to obtain severance benefits contemplated thereunder (e.g., executing any releases, complying with any restrictive covenants, etc.).

7.2.    Withholding Taxes. Subject to Section 5.5 of the Plan, as a condition precedent to the issuance or delivery of the Common Shares, either (i) the Holder shall, upon request by the Company, pay to the Company such amount as the Company (or an Affiliate) may be required, under all applicable federal, state, local, foreign or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award or (ii) the Company (or an Affiliate) may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company (or an affiliate) to the Holder, which may include the withholding of whole Common Shares, which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises, equal to the Required Tax Payments, in either case in accordance with such terms, conditions and procedures that may be prescribed by the Company. A determination by the Company to satisfy the Required Tax Payments by withholding Common Shares shall be made by the Committee if the Holder is subject to Section 16 of the Exchange Act.

7.3.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Common Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Common Shares subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.4.    Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company or any Affiliate or affect in any manner the right of the Company or any Affiliate to terminate the employment of any person at any time.

7.5.    No Mitigation. In no event shall Holder be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Holder under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Holder obtains other employment.

7.6.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions, which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

7.7.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise and the Company shall require any such acquirer successor to assume this Agreement and the obligations and liabilities contemplated hereunder. Holder’s rights, benefits and obligations under this Agreement are personal and shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

7.8.    Notices. All notices, requests or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company: Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor
Hamilton HM11 Bermuda
Attention: Group General Counsel

If to the Holder: At the most recent address on file with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7.9.    Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the Code or the laws of the United States and/or Bermuda, shall be governed by the laws of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.10.    Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

7.11.    Entire Agreement. Subject to Section 7.1, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder. Notwithstanding the foregoing, to the extent the Holder was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect with respect to any conduct or actions prior to the execution of this Agreement.

7.12.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

7.13.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would adversely affect the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.14.    Compliance with Section 409A of the Code. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable Common Shares shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Common Shares shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.

7.15.    Survival. If the Holder has executed the Restrictive Covenant Agreement prior to the date hereof, then, the provisions of this Agreement related to the Restrictive Covenant Agreement shall survive and remain binding and enforceable, notwithstanding the expiration or termination of this Plan, the termination of a Holder’s employment for any reason or any settlement of the financial rights and obligations arising from such Holder’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

7.16.    Unfunded Status of Awards; No Trust of Fund Created. The Plan is intended to constitute an “unfunded” plan for certain incentive awards. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an award, such right shall be no greater than the right of any general unsecured creditors of the Company or such Affiliate.